Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Cirrus Logic of Wolfson. This is accounted for as a purchase business combination. These unaudited pro forma condensed combined financial statements have been prepared from the historical consolidated financial statements of Cirrus and Wolfson and should be read in conjunction therewith.

On August 21, 2014 (Acquisition Date), Cirrus Logic completed the acquisition of all of the issued and to be issued share capital of Wolfson (the “Acquisition”) for all of the Shares at the Offer Price of £2.35 per share. Immediately following the completion of the Acquisition, Wolfson became a wholly-owned subsidiary of Cirrus Logic. Cirrus Logic funded the Wolfson Acquisition through the use of available cash and borrowings of $226 million under its revolving credit facility. The total equity value for the acquisition was $488 million (based upon a 1.68 exchange rate) and the total amount of Wolfson liabilities consolidated under Cirrus Logic in the Acquisition was $30 million.

The following pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of Cirrus and Wolfson. The unaudited pro forma condensed combined balance sheet as of June 28, 2014 gives effect to the merger as if it had occurred on that date, and combines the unaudited historical condensed balance sheets of Cirrus Logic as of June 28, 2014 and Wolfson as of March 30, 2014. The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 29, 2014 gives effect to the merger as if it had occurred at the beginning of the period presented, and combines the audited historical statements of operations of Cirrus Logic for the fiscal year ended March 29, 2014 and the audited historical statement of operations of Wolfson for the year ended December 29, 2013. The unaudited pro forma condensed combined statement of operations for the three months ended June 28, 2014 gives effect to the merger as if it had occurred at the beginning of the earliest period presented, and combines the unaudited results of operations for the three months ended June 28, 2014 for Cirrus Logic and the three months ended March 30, 2014 for Wolfson.

The unaudited pro forma condensed combined financial statements do not include the realization of potential cost savings from operating efficiencies, synergies or other restructurings that may result from the merger.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger and the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The pro forma information should be read in conjunction with the accompanying notes thereto, Cirrus Logic’s historical financial statements and related notes thereto as filed with the Securities and Exchange Commission, and Wolfson’s historical financial statements and related notes included elsewhere in this filing.

Unaudited pro forma condensed combined financial information as of and for the fiscal quarter ended June 28, 2014

CIRRUS LOGIC, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

in thousands

As of June 28, 2014

	Cirrus	Wolfson	Pro Forma		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$268,544	$25,182	$(243,042	) a	$50,684
Marketable securities	75,198	—	—		75,198
Accounts receivable, net	77,219	23,215	—		100,434
Inventories	92,002	27,362	6,441	b	125,805
Deferred tax asset	19,921	—	—		19,921
Other current assets	40,469	1,998	1,439	g	43,906

Total current assets	573,353	77,757	(235,162)		415,948

Long-term marketable securities	39,952				39,952
Property and equipment, net	102,765	19,905	9,188	c	131,858
Intangibles, net	11,341	33,370	142,617	d	187,328
Goodwill	16,367	—	208,617	e	224,984
Deferred tax asset	25,034	18,479	(18,479	) h	25,034
Other assets	1,007	—	—		1,007

Total assets	$769,819	$149,511	$106,781		$1,026,111

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$75,695	$23,708	$(10,440	) f	$88,963
Accrued salaries and benefits	11,598	—	—		11,598
Other accrued liabilities	14,080	910	—		14,990
Deferred income on shipments to distributors	7,398	—	—		7,398

Total current liabilities	108,771	24,618	(10,440)		122,949

Long-term debt obligation	—	—	226,439	g	226,439
Other long-term obligations	4,039	4,192	11,483	h	19,714

Stockholders’ equity:
Capital stock	1,088,493	62,127	(62,127	) i	1,088,493
Accumulated income (deficit)	(430,663)	56,576	(56,576	) i	(430,663)
Accumulated other comprehensive income (loss)	(821)	1,998	(1,998	) i	(821)

Total stockholders’ equity	657,009	120,701	(120,701)		657,009

Total liabilities and stockholders’ equity	$769,819	$149,511	$106,781		$1,026,111

Cirrus Logic, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Quarter Ended June 28, 2014

(in thousands, except for per share data)

	Actual		Pro Forma
	Cirrus	Wolfson	Adjustments		Combined
Revenue	$152,565	$28,805	$—		$181,370
Cost of sales	77,190	15,248	—		92,438

Gross profit	75,375	13,557	—		88,932

Research and development	39,777	11,873	6,834	j	58,484
Selling, general and administrative	19,683	7,413	8,832	k	35,928

Total operating expenses	59,460	19,286	15,666		94,412

Operating profit (loss)	15,915	(5,729)	(15,666)		(5,480)

Interest income (expense)	(467)	7	(624	) l	(1,084)
Other income (expense), net	501	(48)	—		453

Income (loss) before income taxes	15,949	(5,770)	(16,290)		(6,111)
Provision (benefit) for income taxes	5,701	(1,166)	(3,365	) m	1,170

Net income (loss)	$10,248	$(4,604)	$(12,925)		$(7,281)

Earnings (loss) per Share attributable to the stockholders of Cirrus Logic, Inc.:
Basic	$0.17				$(0.12)
Diluted	$0.16				$(0.12)

Weighted average shares outstanding:
Basic	62,032				62,032
Diluted	64,688				62,032

Unaudited pro forma condensed combined statement of operations for the fiscal year ended March 29, 2014

Cirrus Logic, Inc.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For the Fiscal Year Ended March 29, 2014

(in thousands, except for per share data)

	Actual		Pro Forma
	Cirrus	Wolfson	Adjustments		Combined
Revenue	$714,338	$179,436	$—		$893,774
Cost of sales	358,175	103,457	—		461,632

Gross profit	356,163	75,979	—		432,142

Research and development	126,189	58,334	27,337	n	211,860
Selling, general and administrative	74,861	37,335	12,268	o	124,464
Restructuring and other costs	(598)	600	—		2
Patent infringement settlements, net	695	—	—		695

Total operating expenses	201,147	96,269	39,605		337,021

Operating profit (loss)	155,016	(20,290)	(39,605)		95,121

Interest income (expense)	848	95	(4,925	) p	(3,982)
Other income (expense), net	(127)	(178)	—		(305)

Income (loss) before income taxes	155,737	(20,373)	(44,530)		90,834
Provision (benefit) for income taxes	47,626	(3,953)	(9,409	) q	34,264

Net income (loss)	$108,111	$(16,420)	$(35,121)		$56,570

Earnings (loss) per Share attributable to the stockholders of Cirrus Logic, Inc.:
Basic	$1.72				$0.90
Diluted	$1.65				$0.86

Weighted average shares outstanding:
Basic	62,926				62,926
Diluted	65,535				65,535

CIRRUS LOGIC, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

The Acquisition is reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method in accordance with guidance on accounting for business combinations under US GAAP. The financial statements prepared by Wolfson Microelectronics plc are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Cirrus Logic is recognizing all assets acquired and liabilities assumed based upon the fair value of such assets and liabilities measured as of the Acquisition Date. In accordance with the acquisition method of accounting, the aggregate purchase price for Wolfson is being allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the Acquisition Date. A preliminary allocation as of the Acquisition Date follows (in thousands):

Cash	$25,182
Goodwill	208,617
Acquired intangible assets	175,987
Inventory	33,803
Accounts Receivable	23,215
Other assets	3,437
Real and personal property	29,093
Accrued liabilities	(29,853)

Total cash consideration	$469,481

In connection with the Acquisition, Cirrus Logic issued restricted stock awards with a total value of $16 million, which will be expensed as the service period is provided.

The purchase accounting is preliminary and subject to completion, including the areas of taxation inventory, real property, other current assets and other accrued liabilities, where valuation assessments are in progress. The adjustments arising from the completion of the outstanding matters may materially affect the preliminary purchase accounting.

In accordance with the guidance on accounting for business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total acquisition-related transaction costs incurred by Cirrus Logic were approximately $15 million and total acquisition-related transaction costs incurred by Wolfson were approximately $10 million. The unaudited pro forma financial information does not reflect ongoing cost savings or synergies that Cirrus Logic expects to achieve as a result of the Acquisition nor the costs necessary to achieve these costs savings or synergies.

The historical balance sheets of both Cirrus Logic and Wolfson used to create the unaudited pro forma balance sheet are as of each company’s first fiscal quarter. Cirrus Logic’s fiscal year ends on the last Saturday of March whereas Wolfson’s fiscal year end is the closest Sunday to December 31st. Both companies’ fiscal year consisted of 52 weeks for all periods presented.

Certain reclassifications have been made to the historical presentation of Cirrus Logic and Wolfson results to conform to the presentation used in the unaudited pro forma financial information. Further review of Wolfson’s financial statements may result in required reclassifications to Wolfson’s classifications to conform to Cirrus Logic presentation. Cirrus Logic does not expect that any such reclassifications would be material.

For purposes of estimating the fair value of the assets acquired in the Acquisition, it is assumed that all assets will be used in a manner that represents their highest and best use. The favorable impact of buyer-specific synergies expected to be realized upon consummation of the Acquisition are excluded. The estimated fair values of the most significant acquired intangible assets are based on the estimated amount and timing of projected future cash flows associated with the assets.

The preliminary estimates of fair values and weighted-average useful lives of the intangible assets will likely differ from the final estimates of fair value to be reflected in accounting for the Acquisition, and the difference could have a material impact on the accompanying unaudited pro forma financial information. The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors, including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of Wolfson’s intangible assets and/or to the estimated weighted-average useful lives from what is assumed in the unaudited pro forma financial information. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The components of the acquired intangible assets on a preliminary basis follow (in thousands):

	Estimated Fair Value	Weighted- Average Estimated Useful Life	Amortization Expense (52 weeks)
Developed technology	$74,247	6 years	$12,307
Technology Intellectual Property	14,572	5 years	2,732
Trademark	1,437	1 year	1,078
Customer relationships	12,981	10 years	1,298
In-process research and development	72,750	7 years	9,922

Total	$175,987		$27,337

Cirrus Logic and Wolfson had no material intra-company transactions prior to the Acquisition.

2. DEBT OBLIGATIONS

Cirrus Logic entered into a three-year loan and security agreement with a bank on August 29, 2014, which included a revolving credit facility of up to $250.0 million that matures in August 2017. Borrowings under the revolving credit facility bear either a variable interest rate equal to the base prime rate or an adjusted LIBOR plus either an additional 1.50% to 2.00%, subject to certain conditions. To partially fund the Acquisition, Cirrus Logic drew down $226 million of indebtedness on its revolving credit facility in August 2014. This $226 million borrowing has been reflected in the accompanying unaudited pro forma balance sheet. For purposes of the unaudited pro forma balance sheet, the carrying value as of June 28, 2014 was estimated to approximate fair value due to the variable interest rates.

For purposes of presenting the unaudited pro forma statement of operations, the proceeds from Cirrus Logic’s revolving credit facility of $250.0 million that were used to partially fund the Acquisition are assumed to have been outstanding for all of fiscal year 2014, and the resulting interest expense on a pro forma basis is reflected in interest expense in the accompanying unaudited pro forma statement of operations.

3. UNAUDITED PRO FORMA ADJUSTMENTS

The following is a summary of the adjustments made to the unaudited pro forma condensed combined balance sheet as of and for the fiscal quarter ended June 28, 2014, and for the year ended March 29, 2014 and should be read in conjunction with Notes above.

(a)	Reflects a reduction of cash for use in acquiring the Shares in the Acquisition.

(b)	Reflects an estimated initial increase of $6.4 million to Wolfson’s inventories to estimated net realizable value, which has been estimated to be sales price less cost to sell plus a reasonable margin for selling effort. In addition, as Cirrus Logic sells the acquired inventory, its cost of revenue will reflect the increased valuation of Wolfson’s inventory, which will temporarily reduce Cirrus Logic’s gross margin. This impact to gross margin is not considered to have a continuing impact and, as such, is not included in the Unaudited Pro Forma Statement of Operations.

(c)	Reflects an estimated initial increase of $9.2 million to Wolfson’s property and equipment to estimated fair value, which has been estimated using the replacement cost method.

(d)	Reflects the initial valuation of certain intangible assets associated with the acquisition to a total of $175 million.

(e)	Reflects the initial valuation of goodwill associated with the acquisition to a total of $209 million.

(f)	Reflects an adjustment to liabilities of approximately $10 million associated with the certain acquisition and other costs incurred by Wolfson as well as removal of Wolfson’s deferred revenue to estimated fair value. These fees are not included in the unaudited pro forma condensed combined statements of operations due to the fact that these expenses are non-recurring and are not expected to have a continuing impact on our results of operations.

(g)	Reflects the initial draw on Cirrus Logic’s revolving credit facility of $226 million, which includes $1 million in deferred finance costs, as shown in “Other current assets”.

(h)	Reflects the following adjustments to Wolfson’s net deferred taxes liabilities (in thousands):

Deferred tax liability arising from the Acquisition	$(29,962)
Existing deferred income tax asset from Wolfson	18,479

$(11,483)

(i)	Reflects the consolidation of Wolfson’s net assets. The following pro forma adjustments were made (in thousands):

Remove Wolfson accumulated other comprehensive income	$1,998
Remove Wolfson capital stock	62,127
Remove Wolfson accumulated earnings	56,576

Net assets	$120,701

(j)	Reflects the amortization of acquisition related intangibles for the current quarter.

(k)	Reflects the stock based compensation expense related to the acquisition for the current quarter.

(l)	Reflects the interest expense as a result of the debt from the cash used in the acquisition. Since the financing rate can vary, a sensitivity analysis was performed. A 0.125% change in the interest rate could result in approximately a $0.1 million fluctuation in interest expense for the period.

(m)	Reflects the tax effect of the above adjustments to the provision, which is a combination of the current UK statutory tax rate and the US tax rate.

(n)	Reflects the amortization of acquisition related intangibles for the fiscal year.

(o)	Reflects the stock based compensation expense related to the acquisition for the fiscal year.

(p)	Reflects the interest expense as a result of the debt from the cash used in the acquisition. Since the financing rate can vary, a sensitivity analysis was performed. A 0.125% change in the interest rate could result in approximately a $0.3 million fluctuation in annual interest expense for the fiscal year.

(q)	Reflects the tax effect of the above adjustments to the provision, which is a combination of the current UK statutory tax rate and the US tax rate.